Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.1 to Registration Statement No.333-179004 on Form F-4 of our reports dated April 26, 2011 relating to the financial statements of China Real Estate Information Corporation and the effectiveness of China Real Estate Information Corporation’s internal control over financial reporting, appearing in the proxy statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such proxy statement/prospectus.

Deloitte Touche Tohmatsu CPA Ltd.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

February 15, 2012